EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Stanadyne Automotive Holding Corp., a Delaware company incorporated in USA.

Stanadyne Corporation, a Delaware company incorporated in USA.

Precision Engine Products Corp., a Delaware company incorporated in USA.

Precision Engine Products LTDA, a commercial limited liability company incorporated in Brazil.

Stanadyne, SpA, a S.p.A. company incorporated in Italy.

Stanadyne Amalgamations Private Limited (joint venture formed October 22, 2001), a private limited company incorporated in India.